Exhibit 99.1
For Immediate Release
YOUBET.COM REPORTS RESULTS FOR THE THREE
AND SIX MONTH PERIODS ENDED JUNE 30, 2007
Combined Yield Improved to 5.3% for the Second Quarter from 4.6% in the Prior
Year Period due to Favorable Mix of Handle
Woodland Hills, CA, August 7, 2007 — Youbet.com, Inc. (NASDAQ:UBET) announced second quarter 2007 results of a loss of $0.01 per share. Total handle for the three months ended June 30, 2007, declined 13% to $188.5 million. Total revenues for the quarter, however, only declined $2.3 million, or 6%, from the second quarter 2006 as a result of an improved handle at Youbet Express, our online ADW platform. Handle for the three-month period ended June 30, 2007 at Youbet Express increased 4% with yield on this handle improving to 6.7% from 6.3% in the comparable prior-year period. For the three months ended June 30, 2007, handle at IRG declined 37% with yield improving to 2.4% from 2.3% in the comparable prior-year period. The decline in total handle was a result of the loss of race track content from TrackNet Media LLC, including the loss of the Kentucky Derby content to Youbet Express and loss of the first two legs of the Triple Crown content to IRG, which resulted in no wagering at IRG on the Triple Crown in 2007.
For the second quarter 2007, totalizator service revenues at United Tote declined by $0.7 million to $7.0 million from $7.7 million in the comparable prior-year period, with contract revenues declining $0.3 million to $7.1 million and equipment sales declining to $0.4 million from $0.8 million in the prior-year period.
For the three months ended June 30, 2007, the cost of revenues declined in line with the decrease in revenues, or 6%, as compared to the prior-year period. Total cost of revenues declined to $25.2 million from $26.8 million. For the three months ended June 30, 2007, track fees, licensing fees and network operations declined 8%, 9% and 9%, respectively, versus the prior-year period. The decline in these expense items is due to the lower handle and sales volume. For the three months ended June 30, 2007, contract costs increased to $4.4 million from $3.9 million in the comparable prior-year period due to increased data communication and supply costs. Gross profit for the three months ended June 30, 2007 declined 5% to $12.1 million versus $12.8 million in the comparable prior-year period.

	For the three months ended June 30,		For the six months ended June 30,
(in thousands, except per share figures)	2007	2006	2007	2006
Total Revenue	$37,301	$39,590	$72,284	$67,346
Gross Profit	$12,114	$12,814	$24,422	$22,581
Net Income (Loss)	($357)	$2,195	$1,229	$3,545
Diluted EPS	($0.01)	$0.06	$0.03	$0.09
Gross profit is total revenues less track fees, licensing fees, contract costs, equipment costs and network operations, as presented on Youbet’s condensed consolidated statements of operations appearing at the end of this release.

Youbet CEO Chuck Champion commented: “The second quarter was very challenging for our company, and the industry in general, but our strategy remains in place. We are steadfast in our commitment to providing our customers with the broadest offering of content under commercially reasonable terms on the most advanced and feature-rich platform. We continue to grow our online account base, contain costs and manage our yields despite the disruptive nature of the TrackNet strategy. Our cost reductions, which were underway when the TrackNet content issue unexpectedly erupted, are designed to create greater efficiency in our account acquisition and retention, providing greater leverage for our growth.”
Operating expenses for the three months ended June 30, 2007 increased to $12.1 million from $10.7 million in the prior-year period. Most of the increase in the quarter came from a $1.4 million increase in sales and marketing and business development programs, including expanded print and television advertising and race track promotional expenses, primarily an effort to reduce the impact of the loss of the TrackNet content. Depreciation and amortization increased $0.7 million, or 40%, in the second quarter of 2007 due primarily to higher depreciation expense and intangible amortization expense at IRG and United Tote, subsequent to the final purchase price allocation adjustments for United Tote. General and administrative expense decreased $0.7 million in the second quarter of 2007 compared to the second quarter of 2006 primarily due to lower legal costs. Total general and administrative expenses as a percentage of total revenues declined to 13.1% in the second quarter 2007, as compared to 14.1% in the second quarter of 2006.
Cost Containment Programs and Outlook
As stated in our July 20 release, management has implemented cost cutting and revenue enhancement initiatives with an expected benefit of approximately $5 million for the second half of 2007, to offset lower revenue expectations. The benefit from these cost initiatives is approximately $4.5 million, as the company plans to reduce overall general and administrative, sales and marketing, network operations and R&D expenses by approximately $2.8 million. Reductions in cost of goods sold at United Tote is expected to lower expenses by approximately $0.8 million; and lower sales and marketing expense at KingContest.com should save approximately $0.9 million. An additional $0.5 million in anticipated savings is associated with lower player promotions expected for the second half of 2007. Full year 2007 EPS guidance, which was revised to $0.13 to $0.16 per share in the company’s July 20, 2007 press release, remains unchanged.
Six Month Operating Results
Total revenues for the six months ended June 30, 2007 improved 7% to $72.3 million from $67.3 million in the year ago period. Total handle for the six months ended June 30, 2007 increased 7% to $390.1 million. Handle for the six-month period ended June 30, 2007 at Youbet Express increased 7%, with yield on this handle improving to 7.3% from 6.9% in the prior-year period. For the six months ended June 30, 2007, the handle at IRG improved 8%, with yield remaining flat at 2.4% as compared to the prior-year period.
For the six months ended June 30, 2007, totalizator service revenues increased by $1.3 million at United Tote from the comparable prior-year period, largely due to including results for a full six months, as United Tote was acquired in mid-February 2006.
For the six months ended June 30, 2007, the cost of revenues increased by 7% compared to the prior-year period. For the six months ended June 30, 2007, track fees, licensing fees and network operations recorded year-over-year percentage changes of 7%, (9%) and (4%), respectively, versus the prior-year period. For the six months ended June 30, 2007, contract costs increased to $8.2 million from $5.8 million in the year ago period, with most of the increase due to a full six months’ results for United Tote (acquired in mid February 2006) in 2007. Gross profit for the six months ended June 30, 2007 increased 8% to $24.4 million versus $22.6 million in the year ago period.

The Company will host a conference call and webcast at 5:00 p.m. EDT on August 7, 2007. Both the call and webcast are open to the general public.
The conference call number is (866) 293-8970. Please call five minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at http://www.youbet.com (select About Youbet.com). Please log-on fifteen minutes in advance to ensure that you are connected prior to the call’s initiation. Questions and answers will be reserved for call-in analysts and investors. Following its completion, a replay of the call can be accessed for thirty days on the Internet at the above link.
The following table summarizes the key ADW components of revenue in the three-month and six-month periods ended June 30, 2007 and 2006.

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands, except yield)		(in thousands, except yield)

Youbet Express
Total Wagers (Handle)	$130,240	$125,244	$244,432	$228,591

Commissions from Handle	$25,303	$24,114	$47,675	$44,616
Other Revenue	971	1,035	1,886	1,882

Total Revenue	$26,274	$25,149	$49,561	$46,498

Net Track Revenue (1)	$8,669	$7,832	$17,957	$15,879
Yield (2)	6.7%	6.3%	7.3%	6.9%

International Racing Group
Total Wagers (Handle)	$58,300	$91,945	$145,684	$135,428
Commissions from Handle	$4,062	$6,777	$10,536	$10,197
Net Track Revenue (1)	$1,415	$2,101	$3,525	$3,294
Yield (2)	2.4%	2.3%	2.4%	2.4%

(1)
Net track revenues is calculated from commission revenue less track and licensing fees, each as calculated in accordance with GAAP and presented in the condensed consolidated statements of operations information appearing at the end of this release. Net track revenue represents revenue after fees associated with securing handle to generate commission revenue.

(2)
Yield is defined as net track revenue as a percentage of handle. The increases in Youbet yield for the three- and six- month period ended June 30, 2007 compared to the prior year are due to contract terms, a change in track mix, and adjustments to player incentive programs. Youbet’s management believes that yield is useful to evaluate Youbet’s profitability. Yield should not be considered an alternative to operating income or net income as indicators of Youbet’s financial performance, and may not be comparable to similarly titled measures used by other companies.

YOUBET.COM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	June 30,	December 31,
	2007	2006
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$18,247	$21,051
Current portion of restricted cash	5,600	4,862
Accounts receivable, net	11,047	13,287
Inventory	2,421	2,587
Prepaid expenses and other current assets	1,551	1,072
Current portion of deferred tax asset	1,153	2,367

	40,019	45,226
Property and equipment, net	29,277	30,110
Intangible assets other than goodwill, net	14,403	13,369
Goodwill	15,243	15,243
Deferred tax asset	1,117	—
Other assets	1,385	1,657

	$101,444	$105,605

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade payables	$12,788	$13,759
Current portion of long-term debt	7,000	8,311
Accrued expenses	9,017	9,489
Customer deposits	8,683	8,441
Deferred revenues	570	207

	38,058	40,207
Long-term debt, net of current portion	13,235	12,054
Deferred tax liability	—	570

	51,293	52,831

Stockholders’ equity
Preferred stock, $0.001 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 42,531,430 and 42,118,446 shares issued	42	42
Additional paid-in capital	133,739	137,597
Accumulated deficit	(82,326)	(83,555)
Accumulated other comprehensive loss	(4)	(10)
Treasury stock, 443,062 common shares at cost	(1,300)	(1,300)

	50,151	52,774

	$101,444	$105,605

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

YOUBET.COM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues
Commissions	$29,365	$30,892	$58,211	$54,813
Contract revenues	6,571	6,863	11,673	9,715
Equipment sales	394	816	514	951
Other revenues	971	1,019	1,886	1,867

	37,301	39,590	72,284	67,346

Cost of revenues
Track fees	13,664	14,782	28,289	26,360
Licensing fees	5,617	6,176	8,440	9,280
Network operations	1,384	1,516	2,682	2,800
Contract costs	4,401	3,858	8,242	5,792
Cost of equipment sales	121	444	209	533

	25,187	26,776	47,862	44,765

Gross profit	12,114	12,814	24,422	22,581

Operating expenses
General and administrative	4,868	5,575	10,347	9,992
Sales and marketing	3,905	2,482	6,326	4,553
Research and development	919	909	1,846	1,675
Depreciation and amortization	2,429	1,730	4,307	2,870

	12,121	10,696	22,826	19,090

Income (loss) from operations	(7)	2,118	1,596	3,491
Interest income	185	129	384	286
Interest expense	(562)	(533)	(1,018)	(721)
Other income	9	493	19	595

Income (loss) before income taxes (benefit)	(375)	2,207	981	3,651
Income taxes (benefit)	(18)	12	(248)	106

Net income (loss)	$(357)	$2,195	$1,229	$3,545

Earnings (loss) per share — basic	$(0.01)	$0.06	$0.03	$0.10

Earnings (loss) per share — diluted	$(0.01)	$0.06	$0.03	$0.09

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

YOUBET.COM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Six Months Ended
	June 30,
	2007	2006
Operating activities
Net income	$1,229	$3,545
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property	3,427	1,962
Amortization of intangibles	880	908
Stock-based compensation	369	405
Bad debts	443	—
Increase in operating (assets) liabilities	(2,441)	3,581

Net cash provided by operating activities	3,907	10,401

Investing activities
Cash paid in connection with acquisition of United Tote Company, net of $160 cash acquired in 2006	(4,473)	(10,094)
Purchases of property and equipment	(2,128)	(2,156)
Decrease in restricted cash	106	1,013
Increase in restricted cash	—	(250)
Other	—	97

Net cash used in investing activities	(6,495)	(11,390)

Financing activities
Proceeds from long-term debt	2,259	—
Repayment of long-term debt	(3,792)	(1,760)
Proceeds from sale-leaseback transaction	1,065	—
Proceeds from exercise of stock options	334	259
Other	(88)	—

Net cash used in financing activities	(222)	(1,501)

Foreign currency translation adjustment	6	(36)

Decrease in cash and cash equivalents	(2,804)	(2,526)

Cash and cash equivalents, beginning of period	21,051	16,686

Cash and cash equivalents, end of period	$18,247	$14,160

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

About Youbet.com, Inc.
Youbet.com is a diversified provider of technology and pari-mutuel horse racing content for consumers through Internet and telephone platforms and is a leading supplier of totalizator systems, terminals and other pari-mutuel wagering services and systems to the pari-mutuel industry through its United Tote subsidiary. Youbet.com’s International Racing Group subsidiary is the only pari-mutuel rebate provider to be licensed by a U.S. racing regulatory jurisdiction.
Youbet.com’s website offers members the ability to watch and, in most states, wager on the widest variety of horse racing content available worldwide. Through this platform, Youbet offers members commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products. Youbet.com’s Players Trust(SM) revolutionized advanced deposit wagering by placing player deposits in the custody of a major U.S. financial institution.
The Youbet Advantage™ Player Rewards Program is the only player incentive program of its kind in the U.S. pari-mutuel market; and Youbet’s play-for-points racing education website — www.Youbet.net - is helping to attract new fans to racing. Youbet.com is the exclusive provider of horse racing content for CBS SportsLine.com. More information on Youbet.com can be found at www.youbet.com.
Forward-Looking Statements
This press release contains certain forward-looking statements. Statements containing expressions such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “potential,” “continue,” or “pursue,” or the negative or other variations thereof or comparable terminology used in Youbet’s press releases and in its reports filed with the Securities and Exchange Commission are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with the Section 21E of the Securities Exchange Act of 1934, as amended, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. These risks, uncertainties and other factors include our ability to successfully manage expenses and execute on revenue enhancements and others are discussed in Youbet’s Form 10-K for the year ended December 31, 2006, and in Youbet’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
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CONTACT:

Youbet.com, Inc.	Beacon Advisors	Integrated Corporate Relations
Jim Burk, CFO	Hud Englehart (Media)	William Schmitt (Investors)
818.668.2100	513.533.4800	203.682.8200